Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement to Form S-4 of our audit report dated April 30, 2025, with respect to the consolidated balance sheets of Key Mining Corp. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

February 3, 2026